Exhibit 99.1

Iowa Telecom Reports Results for First Quarter Ended March 31, 2008

NEWTON, Iowa--(BUSINESS WIRE)--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the first quarter ended March 31, 2008. Quarterly highlights for the Company include:

  Operating revenues were $60.8 million.
  Operating income was $19.5 million.
  Net income was $7.0 million or $0.22 per diluted share.
  Adjusted EBITDA (as defined herein) was $33.3 million.

“Our business continued to deliver excellent overall results during the first quarter, and we are very pleased with our performance,” said Alan L. Wells, Iowa Telecom chairman and chief executive officer. “Revenues remained strong at $60.8 million during the quarter, and our Adjusted EBITDA was $33.3 million. Our DSL sales continue to grow, as we added 3,000 new customers during the quarter. Our rate of access line loss was 3,700 total lines during the first quarter, reflecting a loss of 4,000 ILEC lines and a gain of 300 CLEC lines.

“Our Adjusted EBITDA was $33.3 million compared to $38.4 million a year ago. The first quarter of 2007 was somewhat higher than normal, due to the inclusion of $4.8 million of one-time revenue from the resolution of certain non-recurring network access billing matters. Excluding this one-time revenue item from the prior year’s quarter, Adjusted EBITDA was in line with the year ago period,” added Wells. “Income tax expense was $5.0 million as compared to $7.3 million in the year-ago quarter. As a reminder, this recorded tax expense has little impact on our cash flow, or more importantly, on our ability to pay dividends to our shareholders. Our actual cash taxes paid during the quarter were only $4,000. Our net operating loss carry forwards and our continued goodwill amortization for tax purposes serve to minimize our cash income tax obligations. As of March 31, 2008, we had unused tax net operating loss carryforwards of approximately $151.6 million which expire between 2021 and 2024. Additionally, we expect continued goodwill amortization for tax purposes at the rate of approximately $40 million per year through June 2015.

“Capital expenditures were $5.9 million for the quarter, and our cash interest expense was $7.6 million,” Wells continued. “We continue to expect our 2008 capital expenditures to be between $26.0 million and $28.0 million, and cash interest expense to be between $29.0 million and $31.0 million.

“During the first quarter we also declared our 14th consecutive dividend at the annualized rate of $1.62 per share,” said Wells. “In addition, we announced that we reached an agreement to acquire Bishop Communications Corporation, a local exchange carrier in Minnesota. We believe the Bishop transaction remains on track for closing in the second half of 2008, and expect it will be cash flow accretive on a per share basis.

“Overall, we are very pleased with our first quarter financial performance. We are focused on improving our rate of access line losses, and expanding our CLEC and data businesses,” Wells concluded.

FINANCIAL DISCUSSION FOR FIRST QUARTER 2008:

  Operating Revenues were $60.8 million in the first quarter compared to $66.5 million in the first quarter of 2007. Network access services revenues decreased $6.6 million, or 22.6%, for the first quarter. The decrease is primarily due to $4.8 million of one-time revenue from the resolution of certain non-recurring network access billing matters with connecting carriers in the first quarter of 2007. Local services revenues decreased $1.2 million, or 6.1%. Data and Internet Services revenue increased by $1.1 million, or 16.3%, primarily as a result of growth in our DSL product. Toll services revenue increased $480,000, or 8.9%. Other services and sales increased $510,000, or 8.5%.
  Operating Costs and Expenses increased $448,000, or 1.1%, in the first quarter of 2008 as compared to the first quarter of 2007. Cost of services and sales increased $237,000, or 1.3%, principally due to the growth of our CPE and data business. Selling, general and administrative costs decreased $366,000, or 3.5% compared to the year-ago period. Depreciation and amortization increased $577,000 or 4.8%.
  Operating Income was $19.5 million in the first quarter of 2008 as compared to $25.6 million in the same period in 2007. The decrease was primarily the result of the $4.8 million of one-time revenue in 2007 associated with the previously discussed network access matters.
  Interest Expense for the first quarter decreased $314,000, or 3.9%, to $7.7 million compared to $8.0 million in the same period in 2007. The decrease was the result of a lower average balance on our revolving credit facility and lower rates on our variable rate debt.
  Earnings Before Income Taxes for the first quarter of 2008 were $11.9 million compared to $17.7 million in the first quarter of 2007.
  Income Tax Expense for the first quarter was $5.0 million compared to $7.3 million in the first quarter of 2007. The recorded book tax expense did not impact the cash taxes paid during the quarter. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. The Company paid actual cash income taxes during the quarter of $4,000.
  Net Income was $7.0 million for the quarter compared to net income of $10.5 million in the first quarter of 2007.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $33.3 million for the first quarter of 2008 as compared with $38.4 million in the same period in 2007. Again, the decrease was primarily the result of the $4.8 million of one-time revenue in 2007 associated with the previously discussed network access matters.
  Total Access Lines decreased by 3,700 during the first quarter of 2008 from the fourth quarter in 2007, as ILEC access lines declined by 4,000 lines and CLEC lines increased by 300 lines. Total access lines decreased 14,400, or 5.7%, for the first quarter of 2008 compared to the first quarter of 2007.

First Quarter 2008 Financial Summary (Unaudited) (dollars in thousands, except per share amounts)

	1st Quarter	1st Quarter	Change
	2008	2007	Amount	Percent

Revenue	$60,845	$66,496	$(5,651)	-8.5%
Operating Income	$19,512	$25,611	$(6,099)	-23.8%
Interest Expense	$7,698	$8,012	$(314)	-3.9%
Earnings Before Income Taxes	$11,933	$17,746	$(5,813)	-32.8%
Income Tax Expense	$4,976	$7,273	$(2,297)	-31.6%
Net Income	$6,957	$10,473	$(3,516)	-33.6%
Basic Earnings Per Share	$0.22	$0.33	$(0.11)	-33.3%
Diluted Earnings Per Share	$0.22	$0.33	$(0.11)	-33.3%

Adjusted EBITDA (1)	$33,259	$38,445	$(5,186)	-13.5%
Capital Expenditures	$5,858	$6,537	$(679)	-10.4%
Dividends Paid	$12,887	$12,846	$41	0.3%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics	1st Quarter	1st Quarter	Change
	2008	2007	Amount	Percent
Telephone Access Lines
ILEC Lines (1)	210,300	226,800	(16,500)	-7.3%
CLEC Lines (2)	26,700	24,600	2,100	8.5%
Total Telephone Access Lines	237,000	251,400	(14,400)	-5.7%

Long Distance Subscribers	141,000	147,700	(6,700)	-4.5%
Dial-up Internet Subscribers	20,800	29,200	(8,400)	-28.8%
DSL Subscribers	65,800	55,200	10,600	19.2%

Key Operating Statistics	1st Quarter	4th Quarter	Change
	2008	2007	Amount	Percent
Telephone Access Lines
ILEC Lines (1)	210,300	214,300	(4,000)	-1.9%
CLEC Lines (2)	26,700	26,400	300	1.1%
Total Telephone Access Lines	237,000	240,700	(3,700)	-1.5%

Long Distance Subscribers	141,000	143,600	(2,600)	-1.8%
Dial-up Internet Subscribers	20,800	22,500	(1,700)	-7.6%
DSL Subscribers	65,800	62,800	3,000	4.8%

(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our “wholesale” customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,000 wholesale lines subscribed at March 31, 2007; 2,900 at December 31, 2007; and 2,800 at March 31, 2008.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the first quarter 2008 results on Thursday, May 1, 2008, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 325-4755 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on May 1, 2008 and will remain available through May 8, 2008 by dialing (719) 457-0820 and entering Confirmation Code 1394142.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on May 1, 2008, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 450 communities and employs nearly 700 people throughout the State of Iowa. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES Balance Sheets (Unaudited) (dollars in thousands, except per share amounts)

	As of	As of
	March 31, 2008	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,461	$21,919
Accounts receivable, net	18,474	20,252
Inventory	3,413	2,995
Prepayments and other assets	2,792	2,288
Total Current Assets	30,140	47,454

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	547,591	542,949
Accumulated depreciation	(275,349)	(264,284)
Net Property Plant and Equipment	272,242	278,665

GOODWILL	466,554	466,554
INTANGIBLE AND OTHER ASSETS, net	26,516	24,888
INVESTMENT IN AND RECEIVABLE FROM THE RURAL TELEPHONE FINANCE COOPERATIVE	13,786	13,998
Total Assets	$809,238	$831,559

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Revolving credit facility	$3,000	$18,000
Accounts payable	7,998	9,062
Advanced billings and customer deposits	8,862	9,365
Accrued and other current liabilities	26,554	32,104
Total Current Liabilities	46,414	68,531

LONG-TERM DEBT	477,778	477,778
DEFERRED TAX LIABILITIES	34,707	35,255
OTHER LONG-TERM LIABILITIES	20,119	7,028
Total long-term liabilities	532,604	520,061

TOTAL LIABILITIES	579,018	588,592

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 31,445,215 and 31,440,215 shares issued and outstanding	314	314
Additional paid-in-capital	325,040	324,170
Retained deficit	(88,156)	(82,154)
Accumulated other comprehensive income	(6,978)	637

Total Stockholders’ Equity	230,220	242,967

Total Liabilities and Stockholders’ Equity	$809,238	$831,559

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES Income Statements (Unaudited) (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

REVENUE AND SALES
Local services	$17,691	$18,847
Network access services	22,662	29,281
Toll services	5,870	5,390
Data and internet sales	8,078	6,944
Other services and sales	6,544	6,034
Total revenues and sales	60,845	66,496

OPERATING EXPENSES
Cost of services and sales (exclusive of items shown separately below)	18,613	18,376
Selling, general and administrative	10,115	10,481
Depreciation and amortization	12,605	12,028
Total operating costs and expenses	41,333	40,885

OPERATING INCOME	19,512	25,611

OTHER INCOME (EXPENSE)
Interest and dividend income	378	371
Interest expense	(7,698)	(8,012)
Other, net	(259)	(224)
Total other expense, net	(7,579)	(7,865)

EARNINGS BEFORE INCOME TAXES	11,933	17,746

INCOME TAX EXPENSE	4,976	7,273

NET INCOME	$6,957	$10,473

COMPUTATION OF EARNINGS PER SHARE
Basic - Earnings Per Share	$0.22	$0.33
Basic - Weighted average number of shares outstanding	31,444	31,380

Diluted - Earnings Per Share	$0.22	$0.33
Diluted - Weighted average number of shares outstanding	32,037	32,013

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES Statements of Cash Flows (Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,957	$10,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,231	11,495
Amortization of intangible assets	374	533
Amortization of debt issuance costs	148	148
Loss on sale of exchanges	-	-
Deferred income taxes	4,769	6,895
Non-cash stock-based compensation expense	866	593
Changes in operating assets and liabilities:
Receivables	1,778	742
Inventory	(418)	(238)
Accounts payable	(1,064)	620
Other assets and liabilities	(6,448)	(5,286)
Net cash provided by operating activities	19,193	25,975
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5,858)	(6,537)
Deposit for wireless licenses	(1,906)	-
Net cash used in investing activities	(7,764)	(6,537)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	(15,000)	(15,000)
Dividends paid	(12,887)	(12,846)
Net cash used in financing activities	(27,887)	(27,846)
Net Decrease in Cash and Cash Equivalents	(16,458)	(8,408)

Cash and Cash Equivalents at Beginning of Period	21,919	13,613

Cash and Cash Equivalents at End of Period	$5,461	$5,205

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2008	2007

ADJUSTED EBITDA:
Net Income	$6,957	$10,473
Income Tax Expense	4,976	7,273
Interest Expense	7,698	8,012
Depreciation and Amortization	12,605	12,028
Unrealized losses on financial derivatives	259	224
Non-cash stock-based compensation expense (1)	866	593
Extraordinary or unusual (gains) losses	-	-
Non-cash portion of dividend income (2)	(102)	(158)
Other non-cash losses (gains)	-	-
Loss (gain) on disposal of assets not in ordinary course of business	-	-
Transaction costs	-	-
ADJUSTED EBITDA	$33,259	$38,445

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.

(2) Included in Interest and Dividend Income on the Consolidated Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Iowa Telecommunications Services, Inc.
Media Contact:
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com
or
Investor Relations Contacts:
Craig Knock, 641-787-2089
Chief Financial Officer
or
Corporate Communications, Inc.
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com